Exhibit 99.1

FOR IMMEDIATE RELEASE

EMERGENT BIOSOLUTIONS REPORTS FINANCIAL RESULTS FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2011

ROCKVILLE, MD, November 3, 2011—Emergent BioSolutions Inc. (NYSE: EBS) announced today its financial results for the third quarter and nine months ended September 30, 2011.

Total revenues for the third quarter and first nine months of 2011 were $58.8 million and $165.4 million, respectively.  Net income for the third quarter 2011 was $1.5 million, or $0.04 per basic share.  For the first nine months of 2011, the Company realized a net loss of $5.6 million, or $0.16 per basic share.  The Company also reaffirmed its 2011 guidance for total revenues of $270 to $290 million and net income of $15 to $25 million.

R. Don Elsey, chief financial officer of Emergent BioSolutions, commented, “During the quarter, we continued to execute on our operating plan.  We manufactured and delivered doses of BioThrax into the SNS, we advanced the development of our infectious disease, oncology and autoimmune programs, and we made progress on Building 55 scale up.  In addition, we received an award for the supply of 44.75 million doses of BioThrax to the SNS over the next five years, with a total value of up to 1.25 billion dollars.  This clearly underscores the government’s continued commitment to procure BioThrax as a critical medical countermeasure in the US strategic national stockpile.”

3Q and First Nine Months of 2011 Key Financial Results

Product Sales
For 3Q 2011, product sales were $43.7 million, a decrease of $23.6 million, or 35 percent, from $67.3 million in 3Q 2010, due to a 38 percent decrease in the number of doses of BioThrax delivered due primarily to decreased production yield in the period in which the doses were produced.  Product sales revenues for 3Q 2011 included BioThrax sales to HHS of $43.6 million.

For the nine month period of 2011, product sales were $120.7 million, a decrease of $41.3 million, or 25 percent, from $162.0 million in the comparable period of 2010, primarily due to a 29 percent decrease in the number of doses of BioThrax delivered due to the redeployment of potency testing capacity from BioThrax release testing to qualification of replacement reference standards and other development testing during the first quarter of 2011, coupled with decreased production yield in the period in which the doses were produced.  Product sales revenues for the nine month period of 2011 included BioThrax sales to HHS of $119.4 million.

Contracts and Grants Revenues
For 3Q 2011, contracts and grants revenue was $15.1 million, an increase of $8.4 million, or 125 percent, from $6.7 million in 3Q 2010.  For the nine month period of 2011, contracts and grants revenue was $44.7 million, an increase of $23.8 million, or 114 percent, from $20.9 million in the comparable period of 2010.  The increase in contracts and grants revenue was primarily due to revenues from our contract from BARDA for large-scale manufacturing for BioThrax and our collaborations with Abbott and Pfizer, along with increased activity and associated revenue from our other development contracts with NIAID and BARDA.

Cost of Product Sales
For 3Q 2011, cost of product sales was $10.7 million, a decrease of $0.8 million, or 7 percent, from $11.5 million in 3Q 2010.  For the nine month period of 2011, cost of product sales was $27.8 million, a decrease of $2.3 million, or 8 percent, from $30.1 million in the comparable period of 2010.  For both periods, the decrease was attributable to the reduced number of doses of BioThrax delivered, largely offset by an increase in the cost per dose sold associated with decreased production yield in the period in which the doses were produced.

Research and Development
For 3Q 2011, research and development expenses were $29.2 million, an increase of $8.1 million, or 38 percent, from $21.2 million in 3Q 2010.  This increase primarily reflects higher contract service and personnel-related costs, and includes increased expenses of $4.5 million for product candidates and technology platform development activities that are categorized in the biosciences segment, increased expenses of $2.0 million for product candidates categorized in the biodefense segment, and increased expenses of $1.5 million in other research and development.

For the nine month period of 2011, research and development expenses were $95.5 million, an increase of $35.8 million, or 60 percent, from $59.7 million in the comparable period of 2010.  This increase primarily reflects higher contract service and personnel-related costs, and includes increased expenses of $30.8 million for product candidates and technology platform development activities that are categorized in the biosciences segment, increased expenses of $3.1 million categorized in the biodefense segment, and increased expenses of $1.9 million in other research and development.

Selling, General and Administrative
For 3Q 2011, selling, general and administrative expenses were $17.4 million, a decrease of $3.3 million, or 16 percent, from $20.7 million in 3Q 2010.  This decrease is primarily due to decreased professional services, including legal and other fees incurred in 2010 related to the Trubion acquisition.

For the nine month period of 2011, general and administrative expenses were $56.0 million, an increase of $1.5 million, or 3 percent, from $54.5 million in the comparable period of 2010.  This increase is primarily due to $2.2 million in restructuring charges related to the Company’s UK operations.

Financial Condition and Liquidity
Cash and cash equivalents combined with investments at September 30, 2011 was $128.8 million compared to $171.0 million at December 31, 2010.  Additionally, at September 30, 2011, the accounts receivable balance was $49.0 million, as compared to $39.3 million at December 31, 2010.  The accounts receivable balance for both periods is comprised primarily of unpaid amounts due related to shipments of BioThrax accepted by the US government.

2011 Forecast

For the full year 2011, the Company is reaffirming its financial forecast of total revenues and net income.  The Company anticipates total revenues of $270 to $290 million and net income of $15 to $25 million.

Conference Call and Webcast
Company management will host a conference call at 5:00 pm Eastern on November 3, 2011 to discuss the financial results for the third quarter and first nine months of 2011, recent business developments, revenue guidance for the fourth quarter of 2011 and revenue and net income guidance for full year 2011.  The conference call will be accessible by dialing 888/679-8037 or 617/213-4849 (international) and providing passcode 43053629.  A webcast of the conference call will be accessible from the company’s website at www.emergentbiosolutions.com, under “Investors”.

A replay of the conference call will be accessible, approximately two hours following the conclusion of the call, by dialing 888/286-8010 or 617/801-6888 and using passcode 57789384.  The replay will be available through November 17, 2011.  The webcast will be archived on the company’s website, www.emergentbiosolutions.com, under “Investors”.

About Emergent BioSolutions Inc.
Emergent BioSolutions protects and enhances life by developing and manufacturing vaccines and therapeutics that are supplied to healthcare providers and purchasers for use in preventing and treating disease.  Emergent’s marketed and investigational products target infectious diseases, oncology and autoimmune disorders.  Additional information about the company may be found at www.emergentbiosolutions.com.

Safe Harbor Statement
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, including any potential future securities offering, our expected revenue and net earnings for 2011, and any other statements containing the words "believes", "expects", "anticipates", "plans", "estimates" and similar expressions, are forward-looking statements. Such statements are based upon the current beliefs and expectations of management that are subject to risks, uncertainties and other important factors that could cause the company's actual results to differ materially from those indicated by such forward-looking statements, including appropriations for BioThrax® procurement; our ability to obtain new BioThrax® sales contracts or modifications to existing contracts; our plans to pursue label expansions and improvements for BioThrax®; our ability to perform under our current development contracts with the U.S. government; our plans to expand our manufacturing facilities and capabilities, including our ability to develop and obtain regulatory approval for large-scale manufacturing of BioThrax® in our large-scale vaccine manufacturing facility in Lansing, Michigan; the rate and degree of market acceptance of our products and product candidates; the success of preclinical studies and clinical trials of our product candidates and post-approval clinical utility of our products; the potential benefits of our existing collaborations and our ability to selectively enter into additional collaborative arrangements; the extent to which our licensing and acquisition activities are complementary to the company or whether anticipated synergies and benefits are realized within expected time periods; our ability to identify and acquire or in-license products and product candidates that satisfy our selection criteria; ongoing and planned development programs, preclinical studies and clinical trials; the timing of and our ability to obtain and maintain regulatory approvals for our product candidates; our commercialization, marketing and manufacturing capabilities and strategy; our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and other factors identified in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 and subsequent reports filed with the SEC. The company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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Investor Contact
Robert G. Burrows
Vice President, Investor Relations
301-795-1877
BurrowsR@ebsi.com

Media Contact:
Tracey Schmitt
Vice President, Corporate Communications
301-795-1800
SchmittT@ebsi.com

Financial Statements Follow

Emergent BioSolutions Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30,	December 31,
	2011	2010
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$125,346	$169,019
Investments	3,499	2,029
Accounts receivable	48,994	39,326
Inventories	17,979	12,722
Deferred tax assets, net	7,209	2,638
Income tax receivable, net	24,488	8,728
Restricted cash	217	217
Prepaid expenses and other current assets	9,033	8,814
Total current assets	236,765	243,493

Property, plant and equipment, net	188,245	152,701
In-process research and development	51,400	51,400
Goodwill	5,502	5,029
Assets held for sale	12,065	12,741
Deferred tax assets, net	18,278	33,757
Other assets	707	1,198

Total assets	$512,962	$500,319

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$33,902	$25,409
Accrued expenses and other current liabilities	1,150	1,309
Accrued compensation	14,735	23,975
Contingent value rights, current portion	9,865	-
Long-term indebtedness, current portion	4,920	17,187
Deferred revenue, current portion	4,359	7,839
Total current liabilities	68,931	75,719

Contingent value rights, net of current portion	5,992	14,532
Long-term indebtedness, net of current portion	48,873	30,239
Deferred revenue, net of current portion	2,781	4,386
Other liabilities	1,882	1,882
Total liabilities	128,459	126,758

Commitments and contingencies	-	-

Stockholders’ equity:
Preferred stock, $0.001 par value; 15,000,000 shares authorized, 0 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized, 35,869,025 and 35,011,423 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	36	35
Additional paid-in capital	215,938	197,689
Accumulated other comprehensive loss	(2,894)	(2,110)
Retained earnings	168,212	173,850
Total Emergent BioSolutions Inc. stockholders’ equity	381,292	369,464
Noncontrolling interest in subsidiaries	3,211	4,097
Total stockholders’ equity	384,503	373,561
Total liabilities and stockholders’ equity	$512,962	$500,319

Emergent BioSolutions Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended
	September 30,
	2011	2010
	(Unaudited)
Revenues:
Product sales	$43,663	$67,266
Contracts and grants	15,099	6,720
Total revenues	58,762	73,986

Operating expenses:
Cost of product sales	10,706	11,532
Research and development	29,216	21,156
Selling, general and administrative	17,432	20,693
Income from operations	1,408	20,605

Other income (expense):
Interest income	22	38
Interest expense	-	-
Other income (expense), net	37	(1,003)
Total other income (expense)	59	(965)

Income before provision for income taxes	1,467	19,640
Provision for income taxes	1,604	7,696
Net income (loss)	(137)	11,944
Net loss attributable to noncontrolling interest	1,686	1,176
Net income attributable to Emergent BioSolutions Inc.	$1,549	$13,120

Earnings per share - basic	$0.04	$0.42
Earnings per share - diluted	$0.04	$0.41

Weighted-average number of shares - basic	35,855,217	31,301,796
Weighted-average number of shares - diluted	36,447,933	32,113,313

Emergent BioSolutions Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Nine Months Ended
	September 30,
	2011	2010
	(Unaudited)
Revenues:
Product sales	$120,739	$161,991
Contracts and grants	44,697	20,933
Total revenues	165,436	182,924

Operating expenses:
Cost of product sales	27,843	30,116
Research and development	95,456	59,680
Selling, general and administrative	56,028	54,534
Income (loss) from operations	(13,891)	38,594

Other income (expense):
Interest income	81	802
Interest expense	-	-
Other income (expense), net	(9)	(1,012)
Total other income (expense)	72	(210)

Income (loss) before provision for (benefit from) income taxes	(13,819)	38,384
Provision for (benefit from) income taxes	(3,032)	15,088
Net income (loss)	(10,787)	23,296
Net loss attributable to noncontrolling interest	5,149	2,155
Net income (loss) attributable to Emergent BioSolutions Inc.	$(5,638)	$25,451

Earnings (loss) per share - basic	$(0.16)	$0.82
Earnings (loss) per share - diluted	$(0.16)	$0.80

Weighted-average number of shares - basic	35,552,900	31,094,616
Weighted-average number of shares - diluted	35,552,900	31,816,900

Emergent BioSolutions Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
	Nine Months Ended
	September 30,
	2011	2010
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$(10,787)	$23,296
Adjustments to reconcile to net cash provided by (used in) operating activities:
Stock-based compensation expense	7,911	5,206
Depreciation and amortization	6,926	4,020
Deferred income taxes	11,937	4,516
Non-cash development expenses from joint venture	4,263	2,241
Impairment of long-lived assets	676	1,029
Change in fair value of contingent value rights	1,325	-
Excess tax benefits from stock-based compensation	(1,502)	(1,077)
Other	60	(31)
Changes in operating assets and liabilities:
Accounts receivable	(9,668)	46,935
Inventories	(5,257)	(3,799)
Income taxes	(15,760)	(10,632)
Prepaid expenses and other assets	270	(794)
Accounts payable	119	5,990
Accrued expenses and other liabilities	(159)	(1,177)
Accrued compensation	(9,240)	(356)
Deferred revenue	(5,085)	(2)
Net cash (used in) provided by operating activities	(23,971)	75,365
Cash flows from investing activities:
Purchases of property, plant and equipment	(34,153)	(14,042)
Proceeds from maturity of investments	3,750	-
Purchase of investments	(5,220)	-
Net cash used in investing activities	(35,623)	(14,042)
Cash flows from financing activities:
Proceeds from borrowings on long-term indebtedness and line of credit	21,298	15,000
Issuance of common stock subject to exercise of stock options	8,836	4,056
Principal payments on long-term indebtedness and line of credit	(14,931)	(32,454)
Excess tax benefits from stock-based compensation	1,502	1,077
Net cash provided by (used in) financing activities	16,705	(12,321)

Effect of exchange rate changes on cash and cash equivalents	(784)	(697)

Net increase (decrease) in cash and cash equivalents	(43,673)	48,305
Cash and cash equivalents at beginning of period	169,019	102,924
Cash and cash equivalents at end of period	$125,346	$151,229